Exhibit 3.18

Now known as IQVIA BioSciences Holdings, LLC

QUINTILES BIOSCIENCES HOLDINGS, LLC

Limited Liability Company Agreement

THIS LIMITED LIABILITY COMPANY AGREEMENT of QUINTILES BIOSCIENCES HOLDINGS, LLC, a limited liability company organized pursuant to the Delaware Limited Liability Company Act (the “Company”), is executed effective as of 12:00 p.m. U.S. Eastern Time on June 26, 2015, by its sole member, Quintiles, Inc., a North Carolina corporation.

ARTICLE I

FORMATION OF THE COMPANY

1.1. Formation. The Company was formed on June 26, 2015, upon the filing with the Secretary of State of the Certificate of Formation of the Company. The Company was formed upon the conversion of Quintiles BioSciences Holdings, Inc., a Delaware corporation.

1.2. Name. The name of the Company is Quintiles BiosSiences Holdings, LLC. The Member may change the name of the Company from time to time, provided appropriate amendments to this Agreement and the Certificate of Formation and necessary filings under the Act are made.

1.3. Registered Office and Registered Agent. The Company’s registered office within the State of Delaware and its registered agent at such address shall be as determined from time to time by the Member.

1.4. Principal Place of Business. The principal place of business of the Company shall be at such place or places as the Member may from time to time deem necessary or advisable.

1.5. Purposes and Powers. The purpose of the Company shall be to engage in any lawful business for which limited liability companies may be organized under the Act. The Company shall have any and all powers that are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act.

1.6. Term. The Company shall continue in existence until the Company is dissolved and its affairs wound up in accordance with the provisions of this Agreement or the Act.

1.7. Nature of Member’s Interest. The interests of the Member in the Company shall be personal property for all purposes. Legal title to all Company assets shall be held in the name of the Company. Neither the Member nor any successor, representative, or assign of the Member shall have any right, title, or interest in or to any Company property.

1.8. Status of the Company. Solely for federal and state income tax purposes and pursuant to Treasury Regulations Section 301.7701-3, the Member and the Company intend the Company to be disregarded as an entity that is separate from the Member. For all other purposes (including, without limitation, limited liability protection for the Member from Company liabilities), however, the Member and the Company intend the Company to be respected as a separate legal entity that is separate and apart from the Member. The Company shall be specifically identified as “Quintiles BioSciences Holdings, LLC” in all writings, including stationery, invoices, business cards and checks. The Company’s property and financial accounts shall be completely separate from and not commingled with the property or accounts of the Member.

ARTICLE II

DEFINITIONS

The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as amended from time to time.

“Additional Member” means any Person admitted to membership in the Company in addition to the Member.

“Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State, as amended or restated from time to time.

“Distribution” means any money or other property distributed to the Member with respect to the Member’s Membership Interest, but shall not include any payment to the Member for materials or services rendered or any reimbursement to the Member for expenses incurred by the Member in accordance with this Agreement.

“Member” means Quintiles, Inc., a North Carolina corporation, or any other Person who succeeds to its entire Membership Interest in the Company in accordance with this Agreement or the Act.

“Membership Interest” means all of the Member’s rights in the Company, including without limitation, the Member’s right to receive Distributions, any right to vote, and any right to participate in the management of the Company as provided in the Act and this Agreement.

“Person” means an individual, a trust, an estate, a domestic corporation, a foreign corporation, a professional corporation, a partnership, a limited partnership, a limited liability company, a foreign limited liability company, an unincorporated association, or another entity.

“Secretary of State” means the Secretary of State of Delaware.

“Transfer” means (i) as a verb, to sell, assign, transfer, or otherwise dispose of property, including without limitation an interest in the Company, and (ii) as a noun, the act of taking any of the actions described in clause (i).

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Internal Revenue Code of 1986, as amended, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE III

MANAGEMENT OF THE COMPANY BY MEMBER

The Member shall be solely responsible for the management of the Company and shall have the fullest right, power, and authority to manage, direct, and control all of the business and affairs of the Company and to transact business on the Company’s behalf, and to sign for the Company or on its behalf or otherwise to bind the Company; provided that, pursuant to Article IV of this Agreement, the Member may delegate responsibility for the day-to-day management of the Company to one or more officers appointed or retained by the Member.

ARTICLE IV

OFFICERS

4.1. Selection; Initial Officers. The officers of the Company, if any, shall be chosen by the Member. There may be a President, a Secretary, a Treasurer, one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers, as the Member may determine. Any number of offices may be held by the same person. The officers of the Company as of the date hereof are listed on Exhibit A hereto.

4.2. Additional Officers. The Member may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Member.

4.3. Terms of Office. Each officer of the Company shall hold office until his or her successor is chosen and qualified, or until his or her earlier resignation or removal. Any officer may be removed at any time by the Member.

4.4. Compensation of Officers. The Member shall have power to fix the compensation of all officers of the Company. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

4.5. President. Unless the Member otherwise determines, if the Member appoints a President, the President shall be the chief executive officer and head of the Company. Under the supervision of the Member, the President shall have the general control and management of the Company’s business and affairs, subject, however, to the right of the Member to confer any specific power upon any other officer or officers of the Company. The President shall perform and do all acts and things incident to the position of president of a corporation formed under the General Corporation Law of the State of Delaware and shall have such other duties as may be assigned to him or her from time to time by the Member.

4.6. Vice-Presidents. The Vice-Presidents shall perform such of the duties of the President on behalf of the Company as may be respectively assigned to them from time to time by the Member or by the President. The Member may designate one of the Vice-Presidents as the Executive Vice-President, and in the absence of the President or the inability of the President to act, such Executive Vice-President shall have and possess all of the powers and discharge all of the duties of the President, subject to the control of the Member.

4.7. Treasurer. If the Member appoints a Treasurer, the Treasurer shall have the care and custody of all the funds and securities of the Company which may come into his or her hands as Treasurer, and the power and authority to endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and to deposit the same to the credit of the Company in such bank or banks or depository as the Member, or the officers or agents to whom the Member may delegate such authority, may designate, and he or she may endorse all commercial documents requiring endorsements for or on behalf of the Company. He or she may sign all receipts and vouchers for the payments made to the Company. He or she shall render an account of his or her transactions to the Member as often as the Member shall require the same. He or she shall enter regularly in the books to be kept by him or her for that purpose full and adequate account of all moneys received and paid by him or her on account of the Company. He or she shall perform all acts incident to the position of treasurer of a corporation formed under the General Corporation Law of the State of Delaware, subject to the control of the Member. If requested by the Member, he or she shall give a bond to the Company conditioned for the faithful performance of his or her or her duties, the expense of which bond shall be borne by the Company.

4.8. Secretary. If the Member appoints a Secretary, the Secretary shall record actions of the Company approved by the Member, and shall attend to the giving and serving of all notices of the Company. The Secretary shall have charge of such books and papers of the Company as the Member may direct. He or she shall, in general, perform all the duties of secretary of a corporation formed under the General Corporation Law of the State of Delaware, subject to the control of the Member.

4.9. Assistant Secretary. The Member may appoint one or more Assistant Secretaries of the Company. Any Assistant Secretary upon his or her appointment shall perform such duties of the Secretary, and also any and all such other duties, as the Member, the President or the Secretary may designate.

4.10. Assistant Treasurer. The Member may appoint one or more Assistant Treasurers of the Company. Any Assistant Treasurer upon his or her appointment shall perform such of the duties of the Treasurer, and also any and all such other duties, as the Member, the President or the Treasurer may designate.

4.11. Subordinate Officers. The Member may select such subordinate officers as it may deem desirable. Each such officer shall hold office for such period, have such authority and perform such duties as the Member may prescribe. The Member may, from time to time, authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof.

ARTICLE V

INDEMNIFICATION

5.1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of being or having been an officer of the Company or serving or having served at the request of the Company as a manager, director, trustee, officer, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action or failure to act in an official capacity as a manager, director, trustee, officer, employee or agent or in any other capacity while serving as a manager, director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware Limited Liability Company Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto) (as used in this Article V, the “Delaware Law”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974 and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a manager, director, trustee, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 5.2 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Member. The right to indemnification conferred in this Article V shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Delaware Law so requires, an Advancement of Expenses shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

5.2. Right of Indemnitee to Bring Suit. If a claim under Section 5.1 hereof is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses), it shall be a defense that, and (ii) any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication if, the Indemnitee has not met the applicable standard of conduct set forth in the Delaware Law. Neither the failure of the Company (including the Member or its independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Company (including the Member or its independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article V or otherwise shall be on the Company.

5.3. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article V shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Certificate of Formation, this Agreement or otherwise.

5.4. Insurance. The Company may maintain insurance, at its expense, to protect itself and any manager, director, officer, employee or agent of the Company or of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under this Article V or under the Delaware Law.

5.5. Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Member, grant rights to indemnification, and to the Advancement of Expenses, to any employee or agent of the Company to the fullest extent of the provisions of this Article V with respect to the indemnification and Advancement of Expenses of officers of the Company.

ARTICLE VI

LIMITATION ON LIABILITY

The Member shall not be required to make any contribution of cash or other property to the capital of the Company, nor shall the Member in its capacity as such be bound by, or personally liable for, any expense, liability, or obligation of the Company except to the extent of its interest in the Company and the obligation to return Distributions made to it under certain circumstances as required by the Act. The Company shall indemnify the Member to the fullest extent permitted or required by the Act, as amended from time to time, and the Company may advance expenses incurred by the Member, provided the Member shall reimburse the Company for such advance in the event it is ultimately determined that the Member is not entitled to be indemnified by the Company against such expenses.

ARTICLE VII

DISTRIBUTIONS

7.1. Interim Distributions. The Company may make Distributions to the Member at such times as the Member shall determine.

7.2. Distribution in Liquidation. Upon liquidation of the Company, liquidation proceeds shall be distributed in accordance with the provisions of Section 9.2.

7.3. Limitations upon Distributions. No Distribution shall be declared and paid if payment of such Distribution would cause the Company to violate any limitation on distributions provided in the Act.

ARTICLE VIII

TRANSFER OF INTERESTS AND ADMISSION OF MEMBERS

The Member may at any time Transfer all of its Membership Interest. The transferee of the Member’s entire Membership Interest shall become a member of the Company and the transferring Member shall cease to be a member of the Company upon consummation of the Transfer, provided that the transferring Member shall have the right to such information as may be necessary for the computation of the transferring Member’s federal and state income tax liability for the year of the Transfer. The Member may Transfer less than all of its Membership Interest and the Company may admit any Person as an Additional Member if such admission is approved by the Member, in which case this Agreement shall be amended to reflect the change in the Company’s income tax classification that would result from such Transfer or admission.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE COMPANY

9.1. Dissolution Events. The Company will be dissolved upon the happening of either of the following events:

(a) The Member elects to dissolve the Company; or

(b) The entry of a decree of judicial dissolution under the Act.

9.2. Liquidation. Upon the happening of any of the events specified in Section 9.1, the Member, or any liquidating trustee elected by the Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of Company assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The proceeds from liquidation of the Company, including repayment of any debts of the Member to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order of priority:

(a) To payment of the debts and satisfaction of the other obligations of the Company, including without limitation debts and obligations to the Member;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in Section 9.2(c); and thereafter

(c) To the Member.

9.3. Certificate of Cancellation. Upon the dissolution and the completion of the winding up of the Company, the Member shall cause a Certificate of Cancellation to be executed on behalf of the Company and filed with the Secretary of State, and the Member shall execute, acknowledge, and file any and all other instruments necessary or appropriate to reflect the dissolution and winding up of the Company.

ARTICLE X

MISCELLANEOUS

10.1. Records. The records of the Company will be maintained at the Company’s principal place of business, or at such other place selected by the Member, provided that the Company keep at its principal place of business the records required by the Act to be maintained there.

10.2. Amendments. This Agreement may be amended only by a writing signed by the Member.

10.3. Survival of Rights. This Agreement shall inure to the benefit of the successors and assigns of the Member.

10.4. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

10.5. Severability. If any provision, sentence, phrase, or word of this Agreement or the application thereof to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision, sentence, phrase, or word to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

10.6. Creditors Not Benefited. Nothing in this Agreement is intended to benefit any creditor of the Company or of the Member. No creditor of the Company or of the Member will be entitled to require the Company or the Member to solicit or accept any loan or additional capital contribution for the Company or to require the Company enforce any right which the Company may have against the Member, whether arising under this Agreement or otherwise.

10.7. No Certificate. The Membership Interest shall not be represented by a certificate.

10.8 No Third-Party Beneficiaries. Except for the provisions of Article V, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns.

[signature page follows]

[Signature Page to Limited Liability Company Agreement of Quintiles BioSciences Holdings, LLC)

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, has caused this Agreement to be executed effective as of the date and time first set forth above.

THE MEMBER:

QUINTILES, INC.,

By:	/s/ James H. Erlinger
Name: James H. Erlinger III
Title: Vice President

Exhibit A

Officers

Andrews, R. David	Vice President and Treasurer
Connors, Gregory J.	President
Erlinger, James H. III	Secretary
Rose, Kim L.	Assistant Secretary